Exhibit 10(eeee)

FPIC Insurance Group, Inc.

Executive Incentive
Compensation Plan

2005 Implementation Guide

Executive Incentive Compensation Plan

Introduction
Linking compensation to corporate strategy and performance is a challenge facing every business. As officers of the organization, it is critically important that the key strategies necessary to achieving the organization’s objectives are identified, measured and rewarded. This plan will provide an additional measure of linkage to our corporate strategy.

Plan Description
Under this plan, the Budget and Compensation Committee of the holding company board will establish performance measures and goal weightings for each year based on synergies and desired focus. The performance measures will be both quantitative and qualitative in nature.

Corporate financial measures will be based on corporate relevant metrics and operating subsidiary (SBU) measures will be based on SBU relevant metrics. SBU’s with a high degree of synergy will have goals weighted more toward overall corporate performance, and those with a lower degree will be weighted more towards individual SBU performance. Each participant will be measured on both business and individual performance.

[The Budget and Compensation Committee will consider, as appropriate, business and individual performance weightings.]

Specific targets will be established on an annual basis for each performance component and will be evaluated on a sliding scale ranging from 50% of the bonus opportunity to 150% of the bonus opportunity. Any measure falling below the 50% level will reduce the related bonus opportunity to 0%.

Individual performance expectations will also be measured and an individual performance factor assigned. To facilitate the evaluation process, an Executive Performance Appraisal process will be utilized. Each officer will be evaluated based on individual performance objectives, as well as common core competencies. The performance appraisal should support the individual performance factor assigned.

At the discretion of the holding company CEO, an individual who achieves results far beyond expectations may be awarded an individual performance factor in excess of 150%. The sponsoring business leader must submit a formal request documenting the specific results, how the Company was benefited and the requested award. It is understood that such awards must be based on truly exemplary performance above and beyond that already comprehended within the plan (e.g., up to 150%) and, thus, will be few in number.

2005 Corporate Targets
Targets are separated into financial and strategic. Financial targets represent the key expectations with respect to operating performance of the Company. Strategic targets are those projects, initiatives and actions that have been identified as critical to the continued success of the organization. The strategic targets will carry a combined weight of 40% for the officers of the holding company. For officers of the Company’s operating subsidiaries, the corporate component will be comprised only of financial targets.

[The Budget and Compensation Committee will annually approve the appropriate corporate targets and weightings.]

The applicable bonus will be based on the actual results achieved.

2005 Subsidiary Targets
The target weightings are based on the importance of each individual target to the organization’s success.

[The Budget and Compensation Committee will annually approve the appropriate operating subsidiary targets and weightings.]

Other Events
The financial targets provided herein are for the year 2005. The evaluation of actual performance will take into account extraordinary and unanticipated developments during the year (e.g., significant adverse development on prior years).

Implementation and Timing
The plan will be implemented for the year 2005 and will be administered at the holding company. The operating subsidiaries are responsible for establishing individual bonus targets for each officer and promptly notifying the holding company of any changes, additions or deletions. Additionally, individual performance ratings are due from each subsidiary by the end of each year. Once the final operating results and individual performance ratings are compiled, 2005 bonuses will be calculated and presented to the Board of Directors of FPIC for approval. The resulting approved bonuses will be funded and paid at each operating subsidiary and will be paid on or before March 15th of the following year. Pro-forma bonus results should be calculated and accruals revised throughout the year, as necessary.

For 2006 and beyond, the financial targets will initially be set by the holding company as part of the fall planning process, with each operating subsidiary’s plans measured against these expectations. The resulting agreed-upon plan will then determine the level of bonuses available. Stated differently, if the holding company requires a certain target and the subsidiary plan provides a lower target, then the bonus opportunity will be adjusted accordingly.